NEWS RELEASE

Coeur Reports Second Quarter 2024 Results
Ramp-up of Rochester Operation Complete; Maintaining 2024 Production Guidance Ranges

Chicago, Illinois - August 7, 2024 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported second quarter 2024 financial results, including revenue of $222 million and cash flow from operating activities of $15 million. The Company reported GAAP net income from continuing operations of $1 million, or $0.00 per share. On an adjusted basis1, Coeur reported EBITDA of $52 million, cash flow from operating activities before changes in working capital of $28 million and net loss from continuing operations of $3 million, or $0.01 per share.

Key Highlights
•Recently expanded Rochester achieves mid-year target run rates – Rochester successfully completed ramp-up activities by achieving throughput rates of over 88,000 tons per day. Annual throughput levels are expected to be approximately 2.5 times higher than historical levels, or roughly 32 million tons per year, leading to expected strong increases in production and free cash flow and substantially lower unit costs. Rochester’s second quarter silver and gold production both increased 39% compared to the first quarter
•Higher prices drove strong revenue and adjusted EBITDA1 increases – The Company’s average realized gold and silver prices increased by approximately 11% and 10% year-over-year, respectively. Together with a 76% year-over-year increase in gold production at Kensington, second quarter revenue increased 25% and adjusted EBITDA1 jumped 136% year-over-year. Adjusted EBITDA1 over the last twelve months increased to $192 million, representing an 89% year-over-year increase
•Continued positive results from Kensington’s multi-year exploration program – The Company’s June 27, 2024 update highlighted Kensington’s successful multi-year development and exploration program, which is expected to be completed in the first half of 2025 and is targeting a year-end reserves-based mine life of over five years at year-end 2024 and a return to positive free cash flow during the second half of next year
•Closed the acquisition of key concessions near Palmarejo – On July 8, 2024, the purchase of two strategic blocks of mining concessions adjacent to the Palmarejo gold-silver complex was completed. The purchase from a subsidiary of Fresnillo plc (“Fresnillo”) unlocks significant near-term and longer-term potential to extend Palmarejo’s mine life to the east of the existing operation
•Hedging program concluded - The Company’s gold and silver hedging program that was utilized during the construction and ramp-up of Rochester was completed during the second quarter; Coeur is fully exposed to commodity prices going forward
•Silvertip summer exploration program now underway - The robust 2024 program includes large step-out drilling on known structures, significant mapping and sampling, and geophysics to rapidly explore a wider portion of the permitted ground. The program aims to grow near-mine resources through underground drilling, take large step-outs on known structures to assist with rapid resource growth, identify the outer edges of the system, and identify additional, nearby structures with potential to host mineralization similar to Silvertip

•2024 production guidance ranges maintained; cost guidance adjusted - The Company is maintaining its full-year production guidance ranges of 310,000 - 355,000 gold ounces and 10.7 - 13.3 million silver ounces. Full-year CAS1 guidance at Palmarejo and Wharf have been reduced to reflect strong cost management efforts, while Rochester’s second half CAS1 guidance ranges have been increased to reflect timing of ounces placed under leach. Additionally, the Company is increasing its full-year exploration guidance to reflect additional investment at Wharf and Kensington based on recent results, while capital expenditure guidance is being increased to reflect the accelerated timing of certain equipment purchases and final payments related to the Rochester expansion

“The entire portfolio is hitting on all cylinders as we approach the second half free cash flow inflection point following the successful mid-year ramp-up of Rochester,” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer. “Improved operating performance at Kensington was especially noteworthy as operational improvements and capital investments over the last two-plus years begin to take hold. Our Palmarejo operation in Mexico has also taken a major step forward with two large, newly-acquired concession blocks that create a highly prospective and contiguous land package to the east of existing operations and outside the gold stream area of interest, which now becomes a key focus of exploration going forward.

“Rochester now stands on the threshold of a sustained period of strong free cash flow generation beginning in the second half of this year, while Kensington continues to move toward its own anticipated return to free cash flow generation in the second half of 2025. Coupled with the near-term growth opportunities at Palmarejo East and at our Wharf operation, along with the longer-term potential at Silvertip, Coeur’s portfolio is well-positioned for success. Planned debt reduction efforts are set to further enhance our unique positioning within our sector as a multi-asset portfolio concentrated in top-tier jurisdictions with unmatched leverage to silver and significant cash flow growth driven by elevated levels of investments over the past five years.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce metrics)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Gold Sales	$154.1	$151.8	$187.7	$139.5	$121.4
Silver Sales	$67.9	$61.3	$74.3	$55.1	$55.9
Consolidated Revenue	$222.0	$213.1	$262.1	$194.6	$177.2
Costs Applicable to Sales[2]	$144.7	$146.0	$192.3	$147.9	$139.6
General and Administrative Expenses	$11.2	$14.4	$10.2	$9.5	$9.8
Net Income (Loss)	$1.4	$(29.1)	$(25.5)	$(21.1)	$(32.4)
Net Income (Loss) Per Share	$0.00	$(0.08)	$(0.07)	$(0.06)	$(0.10)
Adjusted Net Income (Loss)[1]	$(3.4)	$(19.0)	$(6.2)	$(18.6)	$(20.2)
Adjusted Net Income (Loss)[1] Per Share	$(0.01)	$(0.05)	$(0.02)	$(0.05)	$(0.06)
Weighted Average Shares Outstanding	399.9	385.0	380.5	356.7	333.1
EBITDA[1]	$49.7	$27.2	$25.0	$15.3	$4.0
Adjusted EBITDA[1]	$52.4	$44.3	$64.3	$30.6	$22.2
Cash Flow from Operating Activities	$15.2	$(15.9)	$65.3	$(2.4)	$39.4
Capital Expenditures	$51.4	$42.1	$92.7	$112.3	$85.6
Free Cash Flow[1]	$(36.2)	$(58.0)	$(27.4)	$(114.7)	$(46.2)
Cash, Equivalents & Short-Term Investments	$74.1	$67.5	$61.6	$53.2	$56.8
Total Debt[3]	$629.3	$585.6	$545.3	$512.2	$469.4
Average Realized Price Per Ounce – Gold	$2,003	$1,864	$1,886	$1,788	$1,809
Average Realized Price Per Ounce – Silver	$26.20	$23.57	$24.79	$24.88	$23.91
Gold Ounces Produced	78,696	80,744	101,609	78,617	68,406
Silver Ounces Produced	2.6	2.6	3.1	2.3	2.4
Gold Ounces Sold	76,932	81,416	99,540	78,015	67,090
Silver Ounces Sold	2.6	2.6	3.0	2.2	2.3
Adjusted CAS per AuOz[1]	$1,264	$1,267	$1,225	$1,273	$1,464
Adjusted CAS per AgOz[1]	$17.71	$14.63	$17.03	$17.85	$16.77

Financial Results
Second quarter 2024 revenue totaled $222 million compared to $213 million in the prior period and $177 million in the second quarter of 2023. The Company produced 78,696 and 2.6 million ounces of gold and silver, respectively, during the quarter. Metal sales for the quarter totaled 76,932 ounces of gold and 2.6 million ounces of silver. Average realized gold and silver prices for the quarter were $2,003 and $26.20 per ounce, respectively, compared to $1,864 and $23.57 per ounce in the prior period and $1,809 and $23.91 per ounce in the second quarter of 2023.
Gold and silver sales represented 69% and 31% of quarterly revenue, respectively, compared to 71% and 29% in the prior period. The Company’s U.S. operations accounted for approximately 63% of second quarter revenue compared to 55% in the first quarter of 2024.
Costs applicable to sales2 decreased 1% quarter-over-quarter to $145 million, largely due to lower production in the period. General and administrative expenses decreased 22% quarter-over-quarter to $11 million largely driven by annual incentive payouts in the prior period.
Coeur invested approximately $18 million ($13 million expensed and $5 million capitalized) in exploration during the quarter, compared to roughly $14 million ($11 million expensed and $3 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $7 million during the second quarter. Cash income and mining taxes paid during the period totaled approximately $4 million.
Quarterly operating cash flow totaled $15 million compared to $(16) million in the prior period, mainly driven by stronger operating performance at Rochester, Kensington and Wharf as well as favorable changes in working capital, reflecting the timing of tax payments in Mexico and semi-annual interest payments on the Company’s 2029 5.125% Senior Notes in the previous period.
Second quarter capital expenditures were $51 million compared to $42 million in the prior period, reflecting timing of payments related to the Rochester expansion as well as increased underground mine development at Kensington. Sustaining and development capital expenditures accounted for approximately $31 million and $20 million, or 60% and 40%, respectively, of Coeur’s total capital investment during the quarter.

Fresnillo Concessions Transaction
On July 8, 2024, Coeur closed the purchase of mining concessions adjacent to the Palmarejo gold-silver complex located in the state of Chihuahua, Mexico from Fresnillo for total cash consideration of $25 million, including $10 million paid at closing, $10 million to be paid in 2025, $5 million to be paid in 2026 and a future royalty on certain ounces discovered on the purchased concessions. This transaction completes Coeur’s district scale land package from the existing operations to the Guazapares area to the Eastern Palmarejo district, filling in two strategic gaps and forming a single contiguous district spanning over 40,000 acres of highly prospective and under-explored ground that sits outside the Franco-Nevada gold stream area of interest.
The set of acquired concessions located nearest the existing operation — the Independencia Sur claim block — covers the southeast extensions of the Independencia and La Nacion veins where mining currently takes place and is expected to be a key focus of the Company’s near-term development efforts. Historical drilling by Fresnillo, mainly along the Independencia vein, comprises approximately 82,000 meters from 111 drillholes. Very little drilling was undertaken along the strike extension of the La Nacion structure and is a high priority for drilling. Other veins, including Portales and Bruno, comprise additional targets for drill testing. No resource estimation under Item 1300 of SEC Regulation S-K currently exists on the property.
Coeur began mapping and surface sampling of the Independencia Sur vein structures in 2023, which have successfully traced the surface expression of the known veins. Future work is initially expected to consist of re-logging drillholes, additional detailed surface mapping and sampling, and incorporation of data into district geographic information system and geologic models. The Company plans to undertake an initial drill program to validate historic drilling and refine targets, with a subsequent expansion program followed by a maiden resource estimate.
The set of acquired concessions located further to the northeast surrounds multiple targets containing mineralization and historic resources, portions of which were added through Coeur’s 2015 acquisition of Paramount Gold and Silver. These concessions are part of a larger and unexplored east Palmarejo district and are expected to be part of a systematic exploration program to consolidate previous exploration on Coeur’s claims, including confirmation and step-out drilling of several advanced targets on the old Paramount claims onto the new Fresnillo claims.

Another northwest trending, sub-parallel trend to Independencia Sur and Guazapares exists between these two areas known as the El Camuchin - Escondida trend. Detailed mapping and sampling over the last two years have outlined several key targets on this trend, one of which is planned to be drilled this year.

Operations
Second quarter 2024 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Tons milled	429,561	500,747	500,509	501,722	472,622
Average gold grade (oz/t)	0.066	0.070	0.060	0.055	0.056
Average silver grade (oz/t)	4.49	4.34	4.08	3.67	4.10
Average recovery rate – Au	89.9%	95.2%	89.4%	97.6%	87.4%
Average recovery rate – Ag	82.8%	83.7%	79.4%	86.9%	83.5%
Gold ounces produced	25,467	33,160	25,401	26,870	23,216
Silver ounces produced (000’s)	1,596	1,818	1,622	1,601	1,617
Gold ounces sold	24,313	33,462	24,848	26,018	22,207
Silver ounces sold (000’s)	1,542	1,796	1,644	1,534	1,561
Average realized price per gold ounce	$1,744	$1,611	$1,615	$1,499	$1,589
Average realized price per silver ounce	$26.48	$23.64	$24.78	$24.96	$23.98
Metal sales	$83.2	$96.4	$80.9	$77.3	$72.7
Costs applicable to sales[2]	$48.2	$54.3	$50.3	$48.1	$46.6
Adjusted CAS per AuOz[1]	$1,006	$901	$1,010	$917	$1,023
Adjusted CAS per AgOz[1]	$15.24	$13.18	$15.26	$15.56	$15.16
Exploration expense	$2.6	$2.5	$2.7	$2.2	$1.6
Cash flow from operating activities	$23.7	$25.6	$24.1	$22.6	$18.6
Sustaining capital expenditures (excludes capital lease payments)	$3.1	$4.7	$6.9	$8.4	$10.7
Development capital expenditures	$2.8	$2.1	$2.0	$2.4	$1.2
Total capital expenditures	$5.9	$6.8	$8.9	$10.8	$11.9
Free cash flow[1]	$17.8	$18.8	$15.2	$11.8	$6.7
Operational
•Second quarter gold and silver production totaled 25,467 and 1.6 million ounces, respectively, compared to 33,160 and 1.8 million ounces in the prior period and 23,216 and 1.6 million ounces in the second quarter of 2023
•Lower production during the quarter was driven primarily by lower throughput due to mine sequencing and decreased average recoveries, partially offset by higher average silver grade
Financial
•Adjusted CAS1 for gold and silver on a co-product basis increased 12% and 16% quarter-over-quarter to $1,006 and $15.24 per ounce, respectively, driven by lower metal sales
•Capital expenditures decreased 13% quarter-over-quarter to $6 million, reflecting decreased fleet investment, partially offset by higher underground development primarily focused on Hidalgo which is expected to create additional operating flexibility in the latter part of 2024
•Free cash flow1 in the second quarter totaled $18 million compared to $19 million in the prior period
Exploration
•Exploration investment for the second quarter remained relatively consistent to the prior quarter at approximately $3 million (substantially all expensed)
•Up to five rigs were active during the quarter, mainly focused on the Zapata - Guadalupe corridor, expansion drilling along the western extension of the Hidalgo corridor, and targets within Hidalgo and structures parallel to Independencia

•Drilling along strike of La Libertad is encountering favorable host rocks and hydrothermal quartz-calcite vein and breccia zones west of mine resources with drilling ongoing
•At the Zapata - Guadalupe target, drilling confirmed the westward strike extensions of the Guadalupe North and Zapata veins and revealed a new structure with promising indications of additional mineralization. This zone is showing excellent potential for future resource expansion
•Exploration efforts continue immediately east of the current operation and outside of the area subject to the gold stream. Mapping has identified brecciated and silicified veins southeast of existing operations, which are believed to run parallel to the primary vein systems currently being mined nearby
•Ongoing geological mapping in the Guazapares area to the east of Palmarejo has successfully identified new vein extensions and parallel structures, signaling promising prospects for future exploration
Other
•Approximately 29% of Palmarejo’s gold sales in the second quarter were sold under the gold stream agreement at a price of $800 per ounce, totaling 7,021 ounces. The Company anticipates approximately 30% - 40% of Palmarejo’s 2024 gold sales will be sold under the gold stream agreement
Guidance
•Full-year 2024 production is expected to be 95,000 - 103,000 ounces of gold and 5.9 - 6.7 million ounces of silver
•CAS1 in 2024 are expected to be $950 - $1,150 per gold ounce and $15.50 - $16.50 per silver ounce (previously $1,075 - $1,275 per gold ounce and $16.50 - $17.50 per silver ounce)
•Capital expenditures are expected to be $27 - $37 million (previously $32 - $42 million), consisting primarily of sustaining capital and underground development

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Ore tons placed	5,102,800	3,135,571	2,754,058	3,487,173	2,690,840
Average silver grade (oz/t)	0.59	0.52	0.44	0.50	0.42
Average gold grade (oz/t)	0.002	0.002	0.003	0.003	0.003
Silver ounces produced (000’s)	973	699	1,340	608	683
Gold ounces produced	8,006	5,755	19,847	4,459	6,314
Silver ounces sold (000’s)	985	735	1,269	606	695
Gold ounces sold	8,150	6,185	19,175	4,432	6,493
Average realized price per silver ounce	$25.78	$23.32	$24.59	$24.63	$23.70
Average realized price per gold ounce	$2,131	$2,050	$1,991	$1,967	$1,946
Metal sales	$42.8	$29.8	$69.4	$23.6	$29.1
Costs applicable to sales[2]	$36.7	$27.0	$71.8	$30.5	$26.1
Adjusted CAS per AgOz[1]	$21.58	$18.17	$19.33	$23.64	$20.39
Adjusted CAS per AuOz[1]	$1,813	$1,630	$1,564	$1,899	$1,646
Prepayment, working capital cash flow	$—	$—	$—	$7.5	$10.0
Exploration expense	$1.0	$0.4	$0.2	$0.3	$0.3
Cash flow from operating activities	$(5.9)	$(18.7)	$11.6	$(17.3)	$(3.8)
Sustaining capital expenditures (excludes capital lease payments)	$9.9	$15.3	$13.8	$7.7	$5.1
Development capital expenditures	$17.6	$5.9	$51.7	$76.7	$56.4
Total capital expenditures	$27.5	$21.2	$65.5	$84.4	$61.5
Free cash flow[1]	$(33.4)	$(39.9)	$(53.9)	$(101.7)	$(65.3)
Operational
•Silver and gold production in the second quarter totaled 973,057 and 8,006 ounces, respectively, compared to 699,190 and 5,755 ounces in the prior period and 682,656 and 6,314 ounces in the second quarter of 2023. Average silver grade increased by 13% and 40% compared to the previous period and the second quarter of 2023, respectively
•The Company successfully completed the ramp-up of all three stages of the crushing circuit by the end the second quarter by achieving throughput rates of over 88,000 tons per day. Ore tons placed increased 63% quarter-over-quarter to 5.1 million tons, including approximately 4.3 million tons through the new crushing circuit and placed on the stage 6 leach pad and roughly 0.8 million tons of run-of-mine material placed on the legacy stage 4 leach pad. Crushing and placement rates were lighter than initially planned for the full quarter primarily driven by down days to address ramp-up related adjustments that were identified while mining rates exceeded plan
Financial
•Second quarter adjusted CAS1 for silver and gold on a co-product basis totaled $21.58 and $1,813 per ounce, respectively, mainly driven by increased tons placed from the newly expanded operation as Coeur ramped up production
•Capital expenditures increased 30% quarter-over-quarter to $28 million, reflecting an earlier-than-expected conclusion of final negotiations with the key construction contractor and corresponding earlier payment of costs originally estimated to take place in 2025
•Free cash flow1 in the second quarter totaled $(33) million compared to $(40) million in the prior period
Exploration

•Exploration investment in the second quarter totaled approximately $2 million ($1.0 million expensed and $0.9 million capitalized) compared to roughly $1 million ($0.4 million expensed and $0.1 million capitalized) in the prior quarter
•One diamond rig commenced drilling at Rochester during the quarter. The rig is drilling from the east side of the Rochester pit to test the Wedge area located adjacent to the pit for potential grade enhancement opportunities in the Wedge area and on structures in the East Rochester portion of the deposit
•Second quarter activities also included preparation for additional 2024 drill programs, core and RC chip re-logging, interpretation and geological modeling, with a new geology model for Nevada Packard underway. This work is expected to refine understanding on the controls to mineralization at this deposit and guide remaining 2024 drill planning
•The primary focus of drilling over the balance of 2024 is the assessment of the potential for higher grades on structures identified at Rochester East, immediately east of the pit wall, and Nevada Packard. Near-term exploration objectives aim to augment the grade profile of the current 16-year reserves-only mine life with the goal of enhancing cash flow
Guidance
•Full-year 2024 production is expected to be 4.8 - 6.6 million ounces of silver and 37,000 - 50,000 ounces of gold
•CAS1 for the second half of 2024 are expected to be $18.00 - $20.00 per silver ounce and $1,500 - $1,700 per gold ounce (previously $14.00 - $16.00 per silver ounce and $1,200 - $1,400 per gold ounce)
•Capital expenditures are expected to be $61 - $79 million (previously $50 - $70 million), which reflects fleet enhancements as part of the ramp-up of the newly completed Rochester expansion as well as sustaining capital and an earlier-than-expected conclusion to certain final negotiations and payments related to the Rochester expansion that were originally estimated to take place in 2025

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Tons milled	182,043	167,439	177,382	167,950	152,907
Average gold grade (oz/t)	0.14	0.14	0.16	0.16	0.09
Average recovery rate	92.3%	90.8%	92.3%	92.6%	90.9%
Gold ounces produced	23,202	21,434	26,686	24,614	13,193
Gold ounces sold	23,539	21,183	25,980	24,516	13,273
Average realized price per gold ounce, gross	$2,223	$2,105	$2,016	$1,956	$1,991
Treatment and refining charges per gold ounce	$52	$52	$58	$60	$142
Average realized price per gold ounce, net	$2,171	$2,053	$1,958	$1,896	$1,849
Metal sales	$51.1	$43.5	$51.2	$46.5	$24.6
Costs applicable to sales[2]	$40.7	$39.3	$37.9	$38.3	$39.1
Adjusted CAS per AuOz[1]	$1,734	$1,840	$1,441	$1,543	$2,927
Prepayment, working capital cash flow	$(11.8)	$—	$10.7	$(10.7)	$9.9
Exploration expense	$1.3	$1.5	$1.7	$2.9	$2.3
Cash flow from operating activities	$(7.2)	$1.5	$16.9	$(4.4)	$(3.7)
Sustaining capital expenditures (excludes capital lease payments)	$16.5	$13.3	$15.1	$15.8	$11.7
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$16.5	$13.3	$15.1	$15.8	$11.7
Free cash flow[1]	$(23.7)	$(11.8)	$1.8	$(20.2)	$(15.4)

Operational
•Gold production in the second quarter totaled 23,202 ounces compared to 21,434 ounces in the prior period and 13,193 ounces in the second quarter of 2023
•Higher production during the quarter was driven by increased tons milled and higher average recoveries
Financial
•Second quarter adjusted CAS1 totaled $1,734 per ounce compared to $1,840 per ounce in the prior period, reflecting increased metal sales
•Capital expenditures increased 24% quarter-over-quarter to $17 million. Capital expenditures during the quarter continued to focus on capital development to support the ongoing multi-year development and exploration program aimed at extending mine life
•Free cash flow1 in the second quarter totaled $(24) million compared to $(12) million in the prior period
Exploration
•Exploration investment in the quarter totaled approximately $6 million ($1 million expensed and $4 million capitalized), compared to $4 million ($2 million expensed and $3 million capitalized) in the prior period
•Up to four rigs were active at Kensington, with drilling focused on both infill and extension of the current resource boundaries
•At the recently identified Zone 50 in Lower Kensington, drilling continues to show significant growth of the zone, both along strike and down dip
•At Elmira, expansion and infill drilling activities are ongoing, with consistent intersection of broad zones of mineralization, especially notable in the upper sections of the deposit. Elmira Main and Elmira South have now been connected, and recent results in Elmira South suggest that the Elmira Main structure splits into a hanging wall and a footwall structure. Both structures are being traced along strike, with mineralization observed throughout the zone between them. Additionally, detailed structure modelling is also continuing, with the Elmira deposit model now almost complete
•Overall drilling at Kensington continues to demonstrate meaningful progress toward building a reserve base to support mine life for at least the next five years
Guidance
•Full-year 2024 production is expected to be 92,000 - 106,000 gold ounces
•CAS1 in 2024 are expected to be $1,525 - $1,725 per gold ounce
•Capital expenditures are expected to be $63 - $68 million (previously $44 - $56 million), of which approximately $33 - $39 million (previously $23 - $29 million) and $6 - $13 million (previously $5 - $10 million) is related to accelerated rates of underground development and infill drilling, respectively, as part of the Company’s successful multi-year exploration program

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Ore tons placed	1,162,437	1,251,955	1,290,562	1,254,267	1,041,846
Average gold grade (oz/t)	0.032	0.021	0.027	0.023	0.022
Gold ounces produced	22,021	20,395	29,675	22,674	25,683
Silver ounces produced (000’s)	69	67	90	69	88
Gold ounces sold	20,930	20,586	29,537	23,049	25,117
Silver ounces sold (000’s)	65	69	86	74	82
Average realized price per gold ounce	$2,064	$2,026	$1,982	$1,966	$1,946
Metal sales	$45.0	$43.3	$60.7	$47.1	$50.8
Costs applicable to sales[2]	$19.1	$25.4	$32.4	$31.0	$27.8
Adjusted CAS per AuOz[1]	$822	$1,165	$997	$1,267	$1,035
Prepayment, working capital cash flow	$—	$—	$—	$2.5	$10.0
Exploration expense	$1.1	$0.1	$—	$—	$—
Cash flow from operating activities	$17.0	$11.1	$28.9	$19.5	$33.8
Sustaining capital expenditures (excludes capital lease payments)	$1.2	$0.3	$1.3	$0.6	$0.1
Development capital expenditures	$—	$—	$0.2	$0.1	$0.1
Total capital expenditures	$1.2	$0.3	$1.5	$0.7	$0.2
Free cash flow[1]	$15.8	$10.8	$27.4	$18.8	$33.6
Operational
•Gold production in the second quarter increased 8% quarter-over-quarter to 22,021 ounces, largely due to timing of ounces placed on the leach pads. Year-over-year production for the quarter decreased 14%
Financial
•Adjusted CAS1 on a by-product basis decreased 29% quarter-over-quarter to $822 per ounce, largely driven by favorable recovery rates from legacy pads
•Capital expenditures increased slightly quarter-over-quarter to approximately $1 million
•Free cash flow1 in the second quarter totaled $16 million compared to $11 million in the prior period, reflecting higher gold sales and decreased costs
Exploration
•Exploration investment during the quarter totaled $1 million (substantially all expensed) compared to $0.1 million (substantially all expensed) in the prior quarter
•During the second quarter, exploration drilling commenced at the Juno deposit with one rig active
•Recently-completed studies of two areas within existing and historical mining zones at Wharf have identified opportunities to meaningfully extend overall mine life. Supplemental funding has been approved for a two-phased drilling program in 2024 and 2025 to test the two targets, Juno and North Foley
Guidance
•Full-year 2024 production is expected to be 86,000 - 96,000 gold ounces
•CAS1 in 2024 are expected to be $950 - $1,050 per gold ounce (previously $1,100 - $1,200 per gold ounce)
•Capital expenditures are expected to be $5 - $7 million

Exploration
The Company’s exploration investment in 2024 is now expected to total $40 - $50 million for expansion drilling (classified as exploration expense) and $15 - $20 million (previously $7 - $13 million) for infill drilling (capitalized exploration). The full-year guidance range for infill drilling has been increased to reflect additional exploration investment at Wharf to drill the Juno and North Foley targets and at Kensington to continue drilling in zones in Upper and Lower Kensington.
Top exploration priorities for the Company’s 2024 exploration program include: (1) building reserves and extending mine life at Kensington to over five years by year-end; (2) pursuing higher grade structures at Rochester to enhance the near-term margin and cash flow profile of the newly-expanded operation; (3) building out a robust pipeline of inferred resources at Palmarejo to potentially drive future reserve growth; (4) further extending Wharf’s reserve-based mine life; and (5) expanding and enhancing the understanding of the evolving world-class polymetallic Silvertip system located in British Columbia.
During the second quarter, Coeur invested approximately $18 million ($13 million expensed and $5 million capitalized), compared to roughly $14 million ($11 million expensed and $3 million capitalized) in the prior period.
At Silvertip, exploration investment totaled approximately $6 million in the second quarter, compared to $5 million in the prior period. The Company expects to invest $11 - $14 million in exploration at Silvertip in 2024, which excludes $15 - $20 million related to underground mine development and site support costs.
The objectives of the 2024 exploration program at Silvertip are to (1) grow the known mineralized structures such as the Southern Silver zone from underground drilling focusing on along-strike and down-dip potential that has been identified; (2) drill much larger step-outs on major structures using surface drilling with a key focus on the Southern Silver, Saddle and Camp Creek zones; and (3) carry out district-scale field work to identify Silvertip lookalikes and other large structures with potential to host large ore bodies and to identify the outer limits of this large system.

2024 Guidance
The Company has reaffirmed its 2024 production guidance. Due to strong operational performance and cost control measures, Coeur has lowered cost guidance at Palmarejo and Wharf.
With the ramp-up of the new Merrill-Crowe facility and three-stage crusher corridor at Rochester completed, the Company has provided updated cost guidance for Rochester for the second half of 2024, which is reflected below. In addition, Coeur was able to conclude final negotiations with the key construction contractor during the second quarter, leading to an increase in expected 2024 development capital expenditures as certain costs that were originally planned for 2025 were paid during the second quarter. The Company has now paid $725 million of the total $730 million capital cost of the expansion.
Coeur has increased its planned exploration program at Wharf as the Company has identified opportunities to extend mine life at the Juno and North Foley deposits as well as at Kensington. The below exploration expense guidance excludes $15 - $20 million of underground mine development and support costs associated with Silvertip.

2024 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	95,000 - 103,000	5,900 - 6,700
Rochester	37,000 - 50,000	4,800 - 6,600
Kensington	92,000 - 106,000	—
Wharf	86,000 - 96,000	—
Total	310,000 - 355,000	10,700 - 13,300

2024 Costs Applicable to Sales Guidance

	Previous		Updated
	Gold	Silver	Gold	Silver
	($/oz)	($/oz)	($/oz)	($/oz)
Palmarejo (co-product)	$1,075 - $1,275	$16.50 - $17.50	$950 - $1,150	$15.50 - $16.50
Second Half 2024 Rochester (co-product)	$1,200 - $1,400	$14.00 - $16.00	$1,500 - $1,700	$18.00 - $20.00
Kensington	$1,525 - $1,725	—	$1,525 - $1,725	—
Wharf (by-product)	$1,100 - $1,200	—	$950 - $1,050	—

2024 Capital, Exploration and G&A Guidance

	Previous	Updated
	($M)	($M)
Capital Expenditures, Sustaining	$116 - $158	$124 - $158
Capital Expenditures, Development	$19 - $26	$36 - $42
Exploration, Expensed	$40 - $50	$40 - $50
Exploration, Capitalized	$7 - $13	$15 - $20
General & Administrative Expenses	$36 - $40	$36 - $40

Note: The Company’s previous guidance figures assume estimated prices of $2,000/oz gold and $23.75/oz silver as well as CAD of 1.25 and MXN of 17.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges. The

Company’s updated guidance figures assume estimated prices of $2,300/oz gold and $27.00/oz silver as well as CAD of 1.25 and MXN of 17.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its second quarter 2024 financial results on August 8, 2024 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, Aoife McGrath, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through August 15, 2024.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        379 87 57

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, production growth, costs, capital expenditures, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the gold stream agreement at Palmarejo, expectations, plans, costs and timing regarding the Rochester expansion project including anticipated throughput, hedging strategies, and anticipated production, costs and expenses and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that the Rochester expansion does not sustain planned performance, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2023.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s RCF. Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Average Gold Spot Price Per Ounce	$2,338	$2,070	$1,971	$1,928	$1,976
Average Silver Spot Price Per Ounce	$28.45	$23.34	$23.20	$23.57	$24.13
Average Zinc Spot Price Per Pound	$1.29	$1.11	$1.13	$1.10	$1.15
Average Lead Spot Price Per Pound	$0.98	$0.94	$0.96	$0.98	$0.96

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Senior Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2024	December 31, 2023
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$74,136	$61,633
Receivables	32,087	31,035
Inventory	76,896	76,661
Ore on leach pads	116,897	79,400
Prepaid expenses and other	12,080	18,526
	312,096	267,255
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	1,695,951	1,688,288
Ore on leach pads	41,226	25,987
Restricted assets	9,026	9,115
Receivables	23,140	23,140
Other	61,610	67,063
TOTAL ASSETS	$2,143,049	$2,080,848
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$107,323	$115,110
Accrued liabilities and other	119,808	140,913
Debt	22,213	22,636
Reclamation	10,954	10,954
	260,298	289,613
NON-CURRENT LIABILITIES
Debt	607,114	522,674
Reclamation	208,963	203,059
Deferred tax liabilities	7,571	12,360
Other long-term liabilities	27,295	29,239
	850,943	767,332
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 600,000,000 shares, 399,240,520 issued and outstanding at June 30, 2024 and 386,282,957 at December 31, 2023	3,992	3,863
Additional paid-in capital	4,176,668	4,139,870
Accumulated other comprehensive income (loss)	—	1,331
Accumulated deficit	(3,148,852)	(3,121,161)
	1,031,808	1,023,903
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,143,049	$2,080,848

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	In thousands, except share data
Revenue	$222,026	$177,235	$435,086	$364,533
COSTS AND EXPENSES
Costs applicable to sales(1)	144,717	139,637	290,714	292,693
Amortization	27,928	19,595	55,225	42,303
General and administrative	11,241	9,789	25,645	21,872
Exploration	12,874	2,920	23,365	7,570
Pre-development, reclamation, and other	8,590	10,360	26,818	21,250
Total costs and expenses	205,350	182,301	421,767	385,688
OTHER INCOME (EXPENSE), NET
Gain on debt extinguishment	(21)	2,961	417	2,961
Fair value adjustments, net	—	(3,922)	—	6,639
Interest expense, net of capitalized interest	(13,162)	(6,912)	(26,109)	(14,301)
Other, net	5,122	(9,607)	7,895	(10,568)
Total other income (expense), net	(8,061)	(17,480)	(17,797)	(15,269)
Income (loss) before income and mining taxes	8,615	(22,546)	(4,478)	(36,424)
Income and mining tax (expense) benefit	(7,189)	(9,866)	(23,213)	(20,574)
NET INCOME (LOSS)	$1,426	$(32,412)	$(27,691)	$(56,998)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	(10,881)	12,842	(18,507)	(86)
Reclassification adjustments for realized (gain) loss on cash flow hedges	17,028	1,224	17,176	(2,910)
Other comprehensive income (loss)	6,147	14,066	(1,331)	(2,996)
COMPREHENSIVE INCOME (LOSS)	$7,573	$(18,346)	$(29,022)	$(59,994)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Basic	$0.00	$(0.10)	$(0.07)	$(0.18)

Diluted	$0.00	$(0.10)	$(0.07)	$(0.18)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,426	$(32,412)	$(27,691)	$(56,998)
Adjustments:
Amortization	27,928	19,595	55,225	42,303
Accretion	4,154	4,073	8,230	8,066
Deferred taxes	(9,217)	(1,043)	(4,788)	5,408
Gain on debt extinguishment	21	(2,961)	(417)	(2,961)
Fair value adjustments, net	—	3,922	—	(6,639)
Stock-based compensation	2,732	2,676	6,980	5,827
Loss on the sale of assets	—	12,631	—	12,631
Write-downs	—	1,627	3,235	14,740
Deferred revenue recognition	(118)	(15,100)	(55,277)	(25,215)
Other	556	72	11,378	2,141
Changes in operating assets and liabilities:
Receivables	3,180	(913)	(2,136)	2,137
Prepaid expenses and other current assets	4,176	4,260	3,537	3,764
Inventory and ore on leach pads	(19,774)	(18,738)	(39,468)	(36,373)
Accounts payable and accrued liabilities	185	61,708	40,570	35,563
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	15,249	39,397	(622)	4,394
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(51,405)	(85,581)	(93,488)	(159,629)
Proceeds from the sale of assets	—	8,228	24	8,228
Sale of investments	—	1,783	—	41,558
Proceeds from notes receivable	—	—	—	5,000
Other	(148)	(64)	(215)	(108)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(51,553)	(75,634)	(93,679)	(104,951)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	13,013	22,823	111,442
Issuance of notes and bank borrowings, net of issuance costs	115,000	150,000	250,000	225,000
Payments on debt, finance leases, and associated costs	(71,653)	(136,927)	(163,878)	(238,824)
Other	(31)	(225)	(1,810)	(2,322)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	43,316	25,861	107,135	95,296
Effect of exchange rate changes on cash and cash equivalents	(361)	253	(321)	652
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	6,651	(10,123)	12,513	(4,609)
Cash, cash equivalents and restricted cash at beginning of period	69,240	68,683	63,378	63,169
Cash, cash equivalents and restricted cash at end of period	$75,891	$58,560	$75,891	$58,560

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 2Q 2024	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Net income (loss)	$(74,305)	$1,426	$(29,117)	$(25,505)	$(21,109)	$(32,412)
Interest expense, net of capitalized interest	40,907	13,162	12,947	7,396	7,402	6,912
Income tax provision (benefit)	37,795	7,189	16,024	8,485	6,097	9,866
Amortization	112,744	27,928	27,297	34,635	22,884	19,595
EBITDA	117,141	49,705	27,151	25,011	15,274	3,961
Fair value adjustments, net	3,255	—	—	1,245	2,010	3,922
Foreign exchange (gain) loss	(1,792)	(2,089)	365	353	(421)	(627)
Asset retirement obligation accretion	16,569	4,154	4,076	4,186	4,153	4,073
Inventory adjustments and write-downs	32,657	1,071	4,188	18,464	8,934	1,603
(Gain) loss on sale of assets and securities	16,742	640	3,536	12,547	19	12,622
RMC bankruptcy distribution	(1,199)	(1,199)	—	—	—	(1,516)
(Gain) loss on debt extinguishment	(893)	21	(438)	298	(774)	(2,961)
Other adjustments	9,206	104	5,461	2,188	1,453	1,158
Adjusted EBITDA	$191,686	$52,407	$44,339	$64,292	$30,648	$22,235
Revenue	$891,759	$222,026	$213,060	$262,090	$194,583	$177,235
Adjusted EBITDA Margin	21%	24%	21%	25%	16%	13%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Net income (loss)	$1,426	$(29,117)	$(25,505)	$(21,109)	$(32,412)
Fair value adjustments, net	—	—	1,245	2,010	3,922
Foreign exchange loss (gain)	(2,950)	484	(156)	5	154
(Gain) loss on sale of assets and securities	640	3,536	12,547	19	12,622
RMC bankruptcy distribution	(1,199)	—	—	—	(1,516)
(Gain) loss on debt extinguishment	21	(438)	298	(774)	(2,961)
Other adjustments	104	5,461	2,188	1,453	1,158
Tax effect of adjustments	(1,447)	1,053	3,165	(223)	(1,120)
Adjusted net income (loss)	$(3,405)	$(19,021)	$(6,218)	$(18,619)	$(20,153)

Adjusted net income (loss) per share - Basic	$(0.01)	$(0.05)	$(0.02)	$(0.05)	$(0.06)
Adjusted net income (loss) per share - Diluted	$(0.01)	$(0.05)	$(0.02)	$(0.05)	$(0.06)

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Cash flow from operations	$15,249	$(15,871)	$65,277	$(2,383)	$39,397
Capital expenditures	51,405	42,083	92,715	112,273	85,581
Free cash flow	$(36,156)	$(57,954)	$(27,438)	$(114,656)	$(46,184)

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2Q 2024	1Q 2024	4Q 2023	3Q 2023	2Q 2023
Cash provided by (used in) operating activities	$15,249	$(15,871)	$65,277	$(2,383)	$39,397
Changes in operating assets and liabilities:
Receivables	(3,180)	5,316	726	478	913
Prepaid expenses and other	(4,176)	639	1,225	3,000	(4,260)
Inventories	19,774	19,694	(7,401)	18,620	18,738
Accounts payable and accrued liabilities	(185)	(40,385)	(14,490)	(5,528)	(61,708)
Operating cash flow before changes in working capital	$27,482	$(30,607)	$45,337	$14,187	$(6,920)

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$59,070	$45,225	$47,166	$20,181	$790	$172,432
Amortization	(10,843)	(8,570)	(6,445)	(1,067)	(790)	(27,715)
Costs applicable to sales	$48,227	$36,655	$40,721	$19,114	$—	$144,717
Inventory Adjustments	(252)	(617)	55	(149)	—	(963)
By-product credit	—	—	50	(1,760)	—	(1,710)
Adjusted costs applicable to sales	$47,975	$36,038	$40,826	$17,205	$—	$142,044

Metal Sales
Gold ounces	24,313	8,150	23,539	20,930	—	76,932
Silver ounces	1,542,395	985,269		65,063	—	2,592,727
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	41%	100%	100%
Silver	49%	59%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,006	$1,813	$1,734	$822		$1,264
Silver ($/oz)	$15.24	$21.58			$—	$17.71
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2024

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$66,896	$33,632	$44,885	$26,808	$852	$173,073
Amortization	(12,602)	(6,633)	(5,596)	(1,393)	(852)	(27,076)
Costs applicable to sales	$54,294	$26,999	$39,289	$25,415	$—	$145,997
Inventory Adjustments	(468)	(3,555)	(283)	198	—	(4,108)
By-product credit	—	—	(34)	(1,633)	—	(1,667)
Adjusted costs applicable to sales	$53,826	$23,444	$38,972	$23,980	$—	$140,222

Metal Sales
Gold ounces	33,462	6,185	21,183	20,586	—	81,416
Silver ounces	1,796,468	735,254		68,713	—	2,600,435
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	56%	43%	100%	100%
Silver	44%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$901	$1,630	$1,840	$1,165		$1,267
Silver ($/oz)	$13.18	$18.17			$—	$14.63
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$60,345	$85,155	$46,207	$34,150	$858	$226,715
Amortization	(9,949)	(13,349)	(8,366)	(1,892)	(858)	(34,414)
Costs applicable to sales	$50,396	$71,806	$37,841	$32,258	$—	$192,301
Inventory Adjustments	(195)	(17,295)	(131)	(677)	—	(18,298)
By-product credit	—	—	(275)	(2,146)	—	(2,421)
Adjusted costs applicable to sales	$50,201	$54,511	$37,435	$29,435	$—	$171,582

Metal Sales
Gold ounces	24,849	19,174	25,980	29,538	—	99,541
Silver ounces	1,644,592	1,269,236	—	86,510	—	3,000,338
Zinc pounds	—	—	—	—	—	—
Lead pounds	—	—	—	—	—	—

Revenue Split
Gold	50%	55%	100%	100%
Silver	50%	45%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$1,564	$1,441	$997		$1,225
Silver ($/oz)	$15.26	$19.33			$—	$17.03
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$57,083	$34,708	$45,180	$32,614	$919	$170,504
Amortization	(9,024)	(4,176)	(6,894)	(1,588)	(919)	(22,601)
Costs applicable to sales	$48,059	$30,532	$38,286	$31,026	$—	$147,903
Inventory Adjustments	(328)	(7,788)	(411)	(16)	—	(8,543)
By-product credit	—	—	(57)	(1,802)	—	(1,859)
Adjusted costs applicable to sales	$47,731	$22,744	$37,818	$29,208	$—	$137,501

Metal Sales
Gold ounces	26,018	4,432	24,516	23,049	—	78,015
Silver ounces	1,533,975	606,083	—	73,677	—	2,213,735
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	50%	37%	100%	100%
Silver	50%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$917	$1,899	$1,543	$1,267		$1,273
Silver ($/oz)	$15.56	$23.64			$—	$17.85
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2023

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$54,608	$29,717	$43,950	$29,634	$1,021	$158,930
Amortization	(8,017)	(3,649)	(4,801)	(1,805)	(1,021)	(19,293)
Costs applicable to sales	$46,591	$26,068	$39,149	$27,829	$—	$139,637
Inventory Adjustments	(209)	(1,215)	(239)	77	—	(1,586)
By-product credit	—	—	(63)	(1,922)	—	(1,985)
Adjusted costs applicable to sales	$46,382	$24,853	$38,847	$25,984	$—	$136,066

Metal Sales
Gold ounces	22,207	6,493	13,273	25,117	—	67,090
Silver ounces	1,560,743	694,657	—	82,013	—	2,337,413
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	49%	43%	100%	100%
Silver	51%	57%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,023	$1,646	$2,927	$1,035		$1,464
Silver ($/oz)	$15.16	$20.39			$—	$16.77
Zinc ($/lb)					$—	$—
Lead ($/lb)					$—	$—

Reconciliation of Costs Applicable to Sales for Updated 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester(1)	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$261,913	$147,456	$195,337	$102,091
Amortization	(46,953)	(42,237)	(28,757)	(5,694)
Costs applicable to sales	$214,960	$105,219	$166,580	$96,397
By-product credit	—	—	16	(5,328)
Adjusted costs applicable to sales	$214,960	$105,219	$166,596	$91,069

Metal Sales
Gold ounces	104,260	28,170	100,500	91,040
Silver ounces	6,652,590	3,197,910		205,600

Revenue Split
Gold	51%	43%	100%	100%
Silver	49%	57%

Adjusted costs applicable to sales
Gold ($/oz)	$950 - $1,150	$1,500 - $1,700	$1,525 - $1,725	$950 - $1,050
Silver ($/oz)	$15.50 - $16.50	$18.00 - $20.00
1.Cost guidance for Rochester reflects the second half of 2024.

Reconciliation of Costs Applicable to Sales for Previous 2024 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester(1)	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$258,870	$129,322	$199,980	$108,330
Amortization	(37,130)	(36,990)	(33,530)	(6,330)
Costs applicable to sales	$221,740	$92,332	$166,450	$102,000
By-product credit	—	—	—	(2,550)
Adjusted costs applicable to sales	$221,740	$92,332	$166,450	$99,450

Metal Sales
Gold ounces	100,350	28,130	103,790	90,000
Silver ounces	6,516,830	3,927,890		105,920

Revenue Split
Gold	51%	38%	100%	100%
Silver	49%	62%

Adjusted costs applicable to sales
Gold ($/oz)	$1,075 - $1,275	$1,200 - $1,400	$1,525 - $1,725	$1,100 - $1,200
Silver ($/oz)	$16.50 - $17.50	$14.00 - $16.00
1.Cost guidance for Rochester reflects the second half of 2024.